Exhibit 99.1

Biostage Reports 2018 Second Quarter Financial Results

-        Company making steady progress on mid-term goals

-        On-track with execution strategy including filing IND in 2019

Holliston, MA – August 14, 2018 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced its financial results for the three and six months ended June 30, 2018.

Summary of Second Quarter Financial Results

For the three months ended June 30, 2018, the Company reported a net loss of approximately $2.1 million, or a net loss per diluted share of $0.55, compared to a net loss of approximately $3.6 million, or a net loss per diluted share of $1.94 for the three months ended June 30, 2017. The $1.5 million year-over-year decrease in net loss was attributable to a $1.8 million decrease in research and development costs, offset in part by a $100,000 increase in selling general and administrative expenses and a $200,000 net increase in expense from change in the fair value of warrants.

For the six months ended June 30, 2018, the Company reported a net loss of approximately $3.6 million, or a net loss per diluted share of $1.11, compared to a net loss of approximately $7.4 million, or a net loss per diluted share of $4.63 for the six months ended June 30, 2017. The $3.8 million year-over-year decrease in net loss was attributable to a $3.3 million decrease in research and development costs and a $400,000 net decrease in expense from change in the fair value of warrants.

The Company also recognized grant income for qualified expenditures from a Fast-Track Small Business Innovation Research grant of approximately $76,000 and $135,000, respectively, for the three and six months ended June 30, 2018. There was no grant income recorded in the comparable periods in 2017.

Balance Sheet and Cash

At June 30, 2018, the Company had cash on-hand of $5.8 million and no debt. The Company used net cash in operations of approximately of $3.2 million during the first six months of 2018, approximately $700,000 of which represented payments of aged vendor payables incurred in 2017. The Company also generated approximately $5.0 million, net, from financing activities during the first six months of 2018, including $4.2 million, net, generated during the three months ended June 30, 2018.

Second Quarter Operating Highlights

During the second quarter of 2018, the Company made steady progress in its operating programs and raised additional capital as it continues its ongoing mission to bring its potentially life-changing Cellframe™ technology to underserved patient populations. During the quarter, the Company:

•	Began a new round of preclinical studies for pediatric indications with Connecticut Children’s Medical Center after publishing successful adult large-animal study results in the first quarter of 2018.

•	Added Dr. Wei Zhang to the Board of Directors. Dr. Zhang is an experienced health policy expert in the Chinese market whose expertise will help guide the Company’s direction in global expansion.

•	Appointed Hong Yu as President of the Company, who will build on recent capital raising efforts sourcing long-term private investors.

•	Closed $4.5 million from two private placements each at a 33% premium to market, extending the Company’s finances and demonstrating investor confidence in the Company’s technology.

Company CEO Jim McGorry commented, “We had a strong second quarter. We moved our development program forward and began an important proof of concept study for the Cellspan™ pediatric esophageal technology in collaboration with Connecticut Children’s. We also added members to our team in key positions during the quarter. We believe our operations and development programs are on track to deliver our planned IND filing in 2019. Also, the addition of Dr. Zhang to our Board brings his depth of experience in global commerce and will help us as we consider our global strategy development.”

Mr. McGorry continued, “We raised $4.5 million of new equity capital, gross, during the second quarter in private placements. We have found a capital pool of long-term investors who find our technology platform and its potential for helping underserved patients to be compelling. We have extended our financial runway via this approach, and intend to continue to do so for the near-term future. We now have the right team in place and are being supported by what we believe is a best-in-field Scientific Advisory Board. Our continued collaborations with Mayo Clinic, Connecticut Children’s and University of Texas Medical Center Houston are focused on translating our technology to the clinic.”

“There’s still a lot of ground to cover to reach our goal of filing an IND in 2019, but based on our second quarter activities and our current pace of progress I feel steadfast in my confidence of our company’s trajectory.”

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2018	December 31, 2017
Assets
Current Assets:
Cash	$5,806	$4,038
Prepaid expenses	228	289
Grant receivable	127	-
Other current assets	36	86
Total current assets	6,197	4,413
Property, plant and equipment, net	573	632

Total assets	$6,770	$5,045

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$167	$923
Accrued and other current liabilities	960	383
Due to related party	-	300
Warrant liability	236	16

Total current liabilities	1,363	1,622

Total liabilities	$1,363	$1,622

Commitments and contingencies (Note 6)

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized and none issued and outstanding	$-	$-
Series D convertible preferred stock, par value $0.01 per share, 12,000 shares authorized and 0 and 3,108 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	-	1,475
Common stock, $0.01 par value; 120,000,000 shares authorized and 5,663,419 and 2,507,304 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	57	25
Additional paid-in capital	57,189	50,157
Accumulated deficit	(51,839)	(48,234)

Total stockholders’ equity	5,407	3,423

Total liabilities and stockholders’ equity	$6,770	$5,045

See accompanying notes to unaudited consolidated financial statements.

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	928	2,688	1,480	4,757
Selling, general and administrative	1,105	1,039	2,033	2,018
Total operating expenses	2,033	3,727	3,513	6,775

Operating loss	(2,033)	(3,727)	(3,513)	(6,775)

Other income (expense):
Grant income	76	-	135
Change in fair value of warrant liability	(96)	124	(220)	(669)
Other expense	(7)	-	(7)	-
	(27)	124	(92)	(669)

Net loss and comprehensive loss	$(2,060)	$(3,603)	$(3,605)	$(7,444)

Basic and diluted net loss per share	$(0.55)	$(1.94)	$(1.11)	$(4.63)
Weighted average common shares, basic and diluted	3,720	1,856	3,238	1,607

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(3,605)	$(7,444)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	267	397
Depreciation	128	236
Change in fair value of warrant liability	220	669
Loss on disposal of property, plant and equipment	8	-
Changes in operating assets and liabilities:
Accounts receivable	-	42
Prepaid expenses	61	113
Grant receivable	(127)	-
Other current assets	1	115
Accounts payable	(759)	(275)
Accrued and other current liabilities	577	(46)

Net cash used in operating activities	(3,229)	(6,193)

Cash flows from investing activities
Additions to property and equipment	(89)	(125)
Cash received from sale of property, plant and equipment	64	-

Net cash used in investing activities	(25)	(125)

Cash flows from financing activities
Return of related party advance	(300)	-
Proceeds from issuance of common stock and warrants, net of offering costs	5,322	6,801
Net cash provided by financing activities	5,022	6,801
Net increase in cash	1,768	483
Cash at beginning of period	4,038	2,941
Cash at end of period	$5,806	$3,424